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                                                                    EXHIBIT 10.9

                          ADDENDUM TO YORK, U.K. LEASE
                                 (FEBRUARY 2004)

         THIS ADDENDUM TO YORK, U.K. LEASE ("Second Addendum") amends the Lease between BIO-METRICS PROPERTIES, LTD. ("Landlord") and ACCENT OPTICAL TECHNOLOGIES (U.K.) LTD. (formerly known as ACCENT SEMICONDUCTOR TECHNOLOGIES (U.K.) LTD., "Tenant") dated July 28, 2000 ("Original Lease"), which Original Lease was previously amended by an Addendum to and Extension of Lease dated January 28, 2003 ("First Addendum") (such Original Lease and First Addendum being referred to herein collectively as the "Lease"). The Lease as amended by this Second Addendum shall be referred to as the "Amended Lease."

         The parties hereby agree as follows to amend the Lease to effect the following:

         1. Section 1.1.13 (as previously amended by the First Addendum) shall be amended to read as follows: "The "Term" shall mean the "Initial Term," the "Extended Term" and, if any of the Options (as defined in Section 4.7) are exercised, the "Option Terms" (as defined in the next sentence). The "Initial Term" shall mean the period from July 28, 2000 to February 28, 2003, the "Extended Term" shall mean the period from March 1, 2003 to February 28, 2006" and the "Option Terms" shall mean March 1, 2006 to February 28, 2007 as to the first Option under Section 4.7 of the Amended Lease and March 1, 2007 to February 29, 2008 as to the second Option under Section 4.7 of the Amended Lease. Unless otherwise defined herein, defined terms shall the meaning or definition used in the Lease.

         2. Notwithstanding anything contained in the Lease, Tenant shall be responsible for "Operating Expenses" and "Repairs." For purposes of this Agreement, "Operating Expenses" shall include all costs and expenses of every kind and nature incurred with respect to the use, occupancy, maintenance and operation of the Premises, except Repairs (as defined herein). For purposes of this Agreement, "Repairs" shall mean (i) the expenses listed in Section 5.2 of
Exhibit 5 to this Second Addendum for the Initial Term through the date of this Addendum; and (ii) for the period from the date of this Addendum through termination of the Lease, including the Extended Term, and, if applicable, the Option Terms, the maintenance and repairs listed in Exhibit 5 for which Tenant shall be responsible at Tenant's cost; provided, if the cost of such structural repairs in Section 5.1 exceeds or would exceed $50,000 in any one lease year (3/1 to 2/28, 2/29 in a leap year; provided, for such purposes the period from 1/28/03 to 2/28/03 shall be included in the period 3/1/03 to 2/29/04), Tenant may elect to terminate the Lease, rather than make such repair(s). Landlord agrees that, if the cost of any such repair is covered by Landlord's insurance policy for the Building, Landlord will make the proceeds available to Tenant to make any repairs under Section 5.1; provided, Tenant shall pay fifty percent (50%) of any deductible up to $50,000 per lease year. Notwithstanding anything contained herein, If Landlord determines that Tenant can not continue to occupy the Premises without structural repair or other maintenance to the portions of the Building not comprising the Premises (due to violations of building codes, condemnation due to the property's condition or similar factors), then Landlord may elect to terminate the Lease, unless Tenant agrees to make such repairs or perform such

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maintenance within fifteen (15) days of notice of the need for such repairs or maintenance from Landlord.

         3. A new Section 4.7 shall be added to the Lease to read as follows:

         "Section 4.7. RENEWAL OPTION. If the lease is not in default when each option is exercised or when the renewal term is to commence, Tenant shall have the option to renew this lease for two successive terms of one year each (the "Options"), as follows:

         (1) Each of the renewal terms shall commence on the day following expiration of the preceding term, the current term being the Extended Term, with the first option to cover the period from March 1, 2006 to February 28, 2007 and the second option to cover the period from March 1, 2007 to February 29, 2008.

         (2) The option may be exercised by written notice to Landlord given not less than 60 days before the last day of the expiring term. Giving such notice shall be sufficient to make the lease binding for the renewal term without further act of the parties.

         (3) The terms and conditions of the lease for each renewal term shall be identical with the original term, except for rent and that Tenant will no longer have any option to renew this lease that has been exercised. The monthly rent in Section 2 of the Lease shall be increased to 12,100 pounds sterling per month for the First Option Period (a 10% increase from the Extended Term) and to 13,210 pounds sterling for the Second Option Period (a 10% increase). Section 2 of the Lease is hereby amended to reflect such rent changes."

         4. The parties agree that the Lease, as amended herein, shall remain in full force and effect through the remainder of the Term, subject to earlier cancellation as provided herein. The Lease, as amended herein, shall be interpreted to give full force and effect to the modifications herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective this 9th day of February 2004.

EXECUTED as a DEED by                      )

BIO-METRICS PROPERTIES                     )

Authorized officers                        )

                  Director  /s/

                  Director/Secretary  /s/

EXECUTED as a DEED by                      )




ACCENT OPTICAL                             )

TECHNOLOGIES (U.K.) LTD.                   )

Acting by its duly authorized officers     )

                  Director

                  Director/Secretary /s/

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ACCENT OPTICAL                             )

TECHNOLOGIES (U.K.) LTD.                   )

Acting by its duly authorized officers     )

                  Director /s/

                  Director/Secretary /s/

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                                    EXHIBIT 5

                       Exhibit 5. Repairs and Maintenance

         5.1 Major Structural Repairs. Subject to Section 2 of the Addendum to the Lease, if any of the following repairs are necessary to the Premises, Tenant, subject to its rights to cancel the Lease or its rights to insurance proceeds from Landlord under Section 2 of the Addendum, shall make the following repairs:

         (1) Repairs and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, floor slabs, and foundation.

         (2) Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Tenant and Landlord or tenants of other portions of the same building.

         (3) Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the Premises.

         (4) Repair of the heating and air conditioning system other than ordinary maintenance.

         5.2 Tenant's Obligations. The following as to the Premises shall be the responsibility of Tenant:

         (1) Repair of interior walls, ceilings, doors, windows, and related hardware, light fixtures, switches, and wiring and plumbing from the point of entry to the Premises.

         (2) Any repairs necessitated by the negligence or willful misconduct of Tenant, its agents, employees, and invitees, including repairs to the Building that would otherwise be covered under Section 5.1.

         (3) Ordinary maintenance of the heating and air conditioning system and any repairs necessary because of improper maintenance.

         (4) Any repairs or alterations required under Tenant's obligation to comply with laws and regulations as set forth in the Lease.

         (5)      All other repairs to the Premises.

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